The UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 17, 2012

Giga-tronics Incorporated
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	0-12719 (Commission File No.)	94-2656341 (IRS Employer Identification Number)

4650 Norris Canyon Road, San Ramon, CA		94583
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (925) 328-4650

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 17, 2012, the Board appointed Gordon Almquist as a director.  Mr. Almquist, age 61, is currently vice president & chief financial officer of WaveConnex, Inc., a semiconductor technology company headquartered in Westlake Village, California.  Prior to his employment at WaveConnex, he was a co-founder and vice president finance & administration and secretary  of Strix Systems, Inc., a manufacturer and marketer of wireless mesh networking equipment.  Before Strix, Mr. Almquist was the vice president, finance & administration, chief financial officer, and secretary of Vertel Corporation, a provider of telecommunications network management software and engineering services.  His career includes other senior financial management roles at high-growth publicly traded technology companies including vice president, finance and chief financial officer of 3D Systems Corporation.  Mr. Almquist is a certified public accountant (inactive) with a bachelor's degree in business administration (accounting) from California State University, Northridge.  Mr. Almquist will join the Audit Committtee and will be the Audit Committee’s financial expert.

 In order to create a board vacancy for Mr. Almquist’s appointment, Mr. George Bruns announced his immediate retirement from the board concurrent with Mr. Almquist’s appointment and his intention not to stand for election at the next annual shareholders meeting.  Mr. Bruns will  continue to act as a consultant under his role as Chairman Emeritus and will perform various tasks for the board and to attend meetings as he is able.

On May 23, 2012, the Company issued a press release describing these events. A copy of the press release is filed as an exhibit to this report

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 23, 2012	GIGA-TRONICS INCORPORATED

By: /s/ JOHN R. REGAZZI John R. Regazzi Chief Executive Officer

Exhibit Index

Exhibit Number	Description

99.1	Press release issued by the Company on May 23, 2012.

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